Exhibit 99.1
Alogent Corporation
Financial Statements
December 31, 2006 and 2005

Alogent Corporation
Index
December 31, 2006 and 2005

Page(s)
Report of Independent Auditors	1

Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Shareholders’ Equity (Deficit) and Comprehensive Loss	4

Statements of Cash Flows	5

Notes to Financial Statements	6–18

PricewaterhouseCoopers LLP
10 Tenth Street, Northwest
Suite 1400
Atlanta, GA 30309-3851
Telephone (678) 419 1000
Facsimile (678) 419 1239
www.pwc.com
Report of Independent Auditors
To the Board of Directors and Shareholders
of Alogent Corporation
In our opinion, the accompanying balance sheets and the related statements of operations, statements of shareholders’ equity (deficit) and comprehensive loss and statements of cash flows present fairly, in all material respects, the financial position of Alogent Corporation (the “Company”) at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the financial statements, the Company changed the manner in which it accounts for stock-based compensation effective January 1, 2006.
/s/ PricewaterhouseCoopers LLP
September 7, 2007

Alogent Corporation
Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Current assets
Cash and cash equivalents	$556,664	$1,912,087
Trade accounts receivable	4,415,054	901,665
Unbilled accounts receivable	2,156,540	459,331
Deferred expense	175,887	283,755
Prepaid expenses and other current assets	247,069	419,181

Total current assets	7,551,214	3,976,019

Property and equipment, net	292,116	504,489
Other assets	4,890	4,890

Total assets	$7,848,220	$4,485,398

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$630,845	$289,261
Accrued expenses and other liabilities	1,432,856	1,156,237
Deferred revenue	5,237,935	3,064,592

Total current liabilities	7,301,636	4,510,090

Long-term liabilities
Deferred revenue	210,000	—

Total liabilities	7,511,636	4,510,090

Commitments and contingencies (Note 6)

Redeemable convertible preferred stock
Series A preferred stock $.001 par value, authorized 2,083,333 shares; issued and outstanding 2,083,333 shares; stated at redemption value	3,524,683	3,382,375
Series B preferred stock $.001 par value, authorized 2,906,498 shares; issued and outstanding 1,453,249 shares; stated at redemption value	6,026,873	6,808,005

Shareholders’ equity
Common stock; no par value, authorized 17,125,000 shares; issued and outstanding 10,205,048 shares	444,069	444,069
Accumulated deficit	(9,659,041)	(10,659,141)

Total shareholders’ equity (deficit)	(9,214,972)	(10,215,072)

Total liabilities and shareholders’ equity (deficit)	$7,848,220	$4,485,398

The accompanying notes are an integral part of these financial statements.

Alogent Corporation
Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005
Revenues
License fees	$5,297,962	$3,357,108
Professional services	6,060,081	8,067,866
Maintenance and support	4,251,921	4,449,578

Total revenues	15,609,964	15,874,552

Cost of revenues
License fees	449,931	427,524
Professional services	3,206,545	3,936,091
Maintenance and support	2,417,845	2,879,744

Total cost of revenues	6,074,321	7,243,359

Gross margin	9,535,643	8,631,193

Operating expenses
Selling and marketing	4,840,045	5,434,681
Research and development	3,082,793	4,666,985
General and administrative	1,460,692	2,532,239

Total operating expenses	9,383,530	12,633,905

Operating income (loss)	152,113	(4,002,712)
Interest (expense) income, net	(1,386)	30,195
Other (expense) income, net	83,660	(19,692)

Income (loss) before income taxes	234,387	(3,992,209)
Income tax benefit	—	69,447

Net income (loss)	$234,387	$(3,922,762)

The accompanying notes are an integral part of these financial statements.

Alogent Corporation
Statements of Shareholders’ Equity (Deficit) and Comprehensive Loss
Years Ended December 31, 2006 and 2005

									Total
									Shareholders’
	Comprehensive	Series A Preferred Stock		Series B Preferred Stock		Common Stock		(Accumulated	Equity
	Loss	Shares	Amount	Shares	Amount	Shares	Amount	Deficit)	(Deficit)
Balances at December 31, 2004	$—	2,083,333	$4,124,999	—	$—	10,201,948	$323,080	$(3,602,538)	$845,541

Stock options exercised	—	—	—	—	—	3,100	3,290	—	3,290
Issuance of Series B net of issuance costs of $68,460	—	—	—	1,453,249	2,931,540	—	—	—	2,931,540
Increase (decrease) in accretion of Preferred Stock	—	—	(742,624)	—	3,876,465	—	—	(3,133,841)	—
Modification of stock options	—	—	—	—	—	—	117,699		117,699
Net loss	(3,922,762)	—	—	—	—	—	—	(3,922,762)	(3,922,762)

Total comprehensive loss	$(3,922,762)								(3,922,762)

Balances at December 31, 2005		2,083,333	3,382,375	1,453,249	6,808,005	10,205,048	444,069	(10,659,141)	$(24,692)

Increase (decrease) in accretion of Preferred Stock			142,308		(781,132)		—	638,824	—
Stock-based compensation expense	—	—	—	—	—	—	—	126,889	126,889
Net income	234,387							234,387	234,387

Total comprehensive income	$234,387

Balances at December 31, 2006		2,083,333	$3,524,683	1,453,249	$6,026,873	10,205,048	$444,069	$(9,659,041)	$336,584

The accompanying notes are an integral part of these financial statements.

Alogent Corporation
Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net income (loss)	$234,387	$(3,922,762)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	245,664	365,670
Stock-based compensation expense	126,889	117,699
Changes in operating assets and liabilities
Trade accounts receivable	(3,513,389)	(257,400)
Unbilled accounts receivable	(1,697,209)	(249,248)
Deferred expense	107,868	(97,641)
Prepaid expenses and other assets	172,112	365,702
Other long term assets	—	5,609
Accounts payable	341,584	(88,621)
Accrued expenses and other liabilities	276,619	(91,265)
Deferred revenue	2,383,343	(1,681,402)

Net cash (used in) provided by operating activities	(1,322,132)	(5,533,659)

Cash flows from investing activities
Capital expenditures	(33,291)	(309,272)

Net cash used in investing activities	(33,291)	(309,272)

Cash flows from financing activities
Proceeds from stock options exercised	—	3,290
Proceeds form issuance of Series B preferred stock, net	—	2,931,540

Net cash provided by financing activities	—	2,934,830

Net change in cash and cash equivalents	(1,355,423)	(2,908,101)

Cash and cash equivalents
Beginning of year	1,912,087	4,820,188

End of year	$556,664	$1,912,087

Supplemental disclosure of cash paid (refunds received) during the year for
Income taxes	$31,558	$(364,532)

Supplemental disclosure of significant noncash financing activities
Accretion of Series A preferred stock	$142,308	$(742,624)
Accretion of Series B preferred stock	(781,132)	3,876,465
The accompanying notes are an integral part of these financial statements.

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

Alogent Corporation (the “Company”) is a leading developer of payment processing solutions on open architecture systems. The Company’s revenue is derived from software license fees for its Sierra product line and related services including maintenance and support and other project management, consulting and implementation services to the financial services and other commercial industries.

The Company’s revenue has been derived from financial institutions and other commercial companies located in the United States and the United Kingdom. The Company’s business is subject to risk and uncertainties as a result of competition, long sales cycles, concentration with certain major customers and in certain markets, dependence on key personnel, dependence on a limited product line, management of rapid growth, regulatory changes affecting the banking industry, limited access to capital, and rapidly, evolving technology and markets, among others. As a result, negative developments in these factors or others could have an adverse effect on the Company’s financial position, results of operations, and cash flows.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities as of the date of the financial statements and the reporting of revenue and expenses for the reporting periods to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with American Institute of Certified Public Accountants’ Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and SOP No. 98-9, Software Revenue Recognition with Respect to Certain Transactions, and SOP No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company’s revenue is derived from (i) software licenses for the use of its technology-based software products, Sierra Clearing, Sierra Xchange and Sierra Xpedite and (ii) services associated with maintenance and support and implementation of these products.

License fees are derived from licensing the Company’s Sierra Clearing, Sierra Xchange, and Sierra Xpedite products and are recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed or determinable, collectibility is probable, and vendor-specific objective evidence (“VSOE”) exists to allocate revenue to the undelivered elements of the arrangement. When the implementation services provided by the Company are considered essential to the functionality of the software, license fees and revenue for implementation services are recognized using the percentage-of-completion method, measured by the percentage of contract hours incurred to date to estimated total hours for the implementation services.

Provided that all other applicable criteria of SOP No. 97-2 and SOP No. 98-9 are met, revenue derived from reseller arrangements is recognized when the product is delivered to the end user and no other obligations remain except for maintenance and support.

Professional services revenue is generally derived from implementing software applications under contractual agreements with terms ranging from six months to two years. These contracts include both fixed-price and time and materials arrangements. Revenue from fixed price contracts is recognized using the percentage-of-completion method, measured by the percentage of contract hours incurred to date to estimated total hours for each contract. Contract costs include all direct

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
and certain indirect costs (i.e., depreciation, rent, and communication costs). Contract provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revenue derived from contracts to provide services on a time and materials basis is recognized as the related services are performed. Reimbursable travel expenses are included in professional services revenue and cost of revenue in the statement of operations and are recognized when the related expenses are incurred.

Maintenance and support revenue include revenue derived from fixed-price arrangements. Under fixed price arrangements, terms range from one to three years and generally provide for payment annually or quarterly in advance. Revenue from fixed-priced contracts is deferred and recognized ratably over the term of the maintenance and support agreement.

For classification purposes in the statement of operations, revenue is allocated to license fees and professional services revenue by using the residual method in a manner similar to SOP No. 98-9. Under SOP No. 98-9, revenue is allocated to elements of an arrangement such as maintenance and support and/or professional services for which the Company has sufficient VSOE, with the difference between the total arrangement fee and the amount allocated to maintenance and support and/or professional services being allocated to license fees.

Deferred revenue represents billings rendered to, or cash payments received from, customers for software or services for which revenue has not been earned or recognized.

Trade Accounts Receivable and Unbilled Accounts Receivable

Trade accounts receivable includes amounts billed to customers and unbilled accounts receivable include amounts of revenue earned in advance of billings. Unbilled accounts receivables balances arise primarily from the Company’s performance of services in advance of billing terms on contracted software implementation services where these services are considered essential to the functionality of the software and percentage of completion accounting is applied. Generally, billing occurs at the achievement of milestones that correlate with progress towards completion of implementation services. Trade accounts receivable are recorded at the invoiced amount or the earned amount and do not bear interest. At December 31, 2006 and 2005, the Company has not recorded an allowance for doubtful accounts.

Deferred Expenses

Deferred commissions are incremental direct costs of sales paid to the Company’s direct sales force. The commissions are deferred and amortized as revenue is recognized. The deferred commissions are recoverable through the future revenue streams under customer contracts. Amortization of deferred commissions is included in selling and marketing expense in the accompanying statements of operations as of December 31, 2006 and 2005. This is consistent with prior year financial statements and is in accordance with FTB 90-1.

Costs of Revenue

Costs of revenue for license fees primarily include royalties paid to third-party software vendors. Costs for professional services and maintenance and support include the cost of personnel to conduct implementations and provide customer support, certain indirect costs (i.e., depreciation, rent, and communication costs), and other personnel-related expenses.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 years
Purchased computer software	3 years
Furniture and fixtures	7 years
Office equipment	7 years
Leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.
Research and Development and Software Development Costs
Research costs consist primarily of compensation and benefits paid to the Company’s employees and certain allocated indirect costs (i.e., depreciation, rent, and communication costs). All research costs are expensed as incurred.
The Company expenses all software development costs associated with establishing technological feasibility of proprietary software applications, which the Company defines as completion of beta testing. Because of the insignificance of the software development costs incurred by the Company between completion of beta testing and customer release, the Company has not capitalized any software development costs.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2006 and 2005 was not significant.
Foreign Currency
The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. The Company’s functional currency, including operations in the United Kingdom, is the United States dollar. As such, settlement of foreign receivables or payables is recorded as gains and losses from foreign currency transactions and is included in other (expense) income in the statement of operations. The Company’s losses from foreign currency transactions amounted to $5,627 and $21,639 for the year ended December 31, 2006 and 2005.
Income Taxes
Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences attributable to differences between the Company’s financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating losses and tax credit carryforwards. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The Company provides a valuation allowance for deferred tax assets when the Company believes it is more likely than not that the Company will not realize all or a portion of the assets.
Stock-Based Compensation
Effective January 1, 2006, the Company adopted SFAS No. 123R (“SFAS 123R”) Share-Based Payment, to account for stock-based compensation. Among its provisions, SFAS 123R requires the

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
Company to recognize compensation expense for equity awards over the vesting period based on their grant-date fair value. Prior to the adoption of SFAS 123R, the Company utilized the intrinsic value based method of accounting under Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees and related interpretations, and adopted the disclosure requirements of SFAS No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. Under the intrinsic-value based method of accounting, compensation expense for stock options granted to the Company’s employees was measured as the excess of the fair market value of common stock at the grant date over the exercise price.
The Company adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements, as of and for the year ended December 31, 2006, reflect the impact of SFAS 123R. In accordance with this transition method, the Company’s financial statements for the prior periods have not been restated to reflect, and do not include the impact of, SFAS 123R. Stock-based compensation expense recognized under SFAS 123R for the year ended December 31, 2006 was $126,889 before income taxes. Upon adopting SFAS 123R, a one-time election was made to recognize stock-based compensation expense on a straight-line basis over the requisite service period for the entire award.
The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123R and Emerging Issues Task Force (“EITF”) 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services. The Company records the expense of such services based on the estimated fair value of the equity instrument using the Black-Scholes option pricing model. The value of the equity instrument is charged to earnings over the term of the service agreement.
The per share weighted-average fair value of stock options granted during 2006 and 2005 was $1.76 and $1.39, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0% and 0%, expected volatility of 75% and 90%, risk-free interest rate of 4.46% and 4.01%, and an expected life of four and five years. The dividend yield assumption is based on the Company’s expectation of dividend payouts. The expected volatility is based on the average historical volatility of comparable guideline companies. The risk-free interest rate assumption is based upon the grant date closing rate for U.S. treasury notes that have a life which approximates the expected term of the option. The expected term of stock options represents the period the stock options are expected be outstanding and is based on the company’s historical exercise data. SFAS 123R also requires the Company to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
Had the Company determined compensation cost based on the fair value of the options at the grant date in 2005, the Company’s pro forma net loss would have been as follows:

2005
Net loss, as reported	$(3,922,762)
Add stock-based employee compensation expense included in reported net loss	—
Deduct total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax effect	(290,924)

Pro forma net loss	$(4,213,686)

Fair Values of Financial Instruments
The Company uses financial instruments in the normal course of business. The carrying values of cash equivalents, trade accounts receivable, accounts payable, accrued expenses and other liabilities, and deferred revenue approximate fair value due to the short-term maturities of these assets and liabilities.
Impairment of Long-Lived Assets
The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002. In accordance with SFAS No. 144, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Recently Issued Accounting Standards
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction – A Replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The company adopted SFAS No. 154 on January 1, 2006 as required, SFAS No. 154 had no impact on our financial statements.
In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This interpretation requires that realization of an uncertain income tax position must be “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. Further, this interpretation prescribes the benefit to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. This interpretation also clarifies the financial statement classification of tax-related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. This interpretation is effective for fiscal years beginning after December 15, 2006, and we will be

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
required to adopt this interpretation in the first quarter of 2007. The company has not yet determined what impact, if any, FIN 48 will have on its financial position or results of operations.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in GAAP and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007; however, earlier application is encouraged. The company has not yet determined what impact, if any, SFAS 157 will have on its financial position or results of operations.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 is effective for the company on January 1, 2008. The company has not yet determined what impact, if any, SFAS 159 will have on its financial position or results of operations.
2.	Property and Equipment

Property and equipment, net, consists of the following at December 31, 2006 and 2005:

	2006	2005
Computer equipment	$835,673	$812,894
Purchased computer software	1,171,129	1,160,617
Furniture and fixtures	185,192	185,192
Office equipment	145,597	145,597
Leasehold improvements	303,973	303,973

	2,641,564	2,608,273
Less: Accumulated depreciation	(2,349,448)	(2,103,784)

Property and equipment, net	$292,116	$504,489

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
Depreciation of property and equipment amounted to $245,664 and $365,670 for the years ended December 31, 2006 and 2005.

3.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following at December 31, 2006 and 2005:

	2006	2005
Accrued salaries and personnel expenses	$275,387	$295,873
Accrued bonus	—	73,177
Accrued sales commissions	454,779	266,114
Other accruals	702,690	521,073

	$1,432,856	$1,156,237

4.	Shareholders’ Equity (Deficit)

Stock Incentive Plan

In March 2001, the Company adopted the Alogent Corporation 2001 Stock Incentive Plan (the “2001 Plan”). Under the 2001 Plan, the Company reserved 2,498,000 shares of the Company’s authorized but unissued common stock to be reserved for stock awards under its terms. In September 2002, the shares reserved under the 2001 Plan were increased to 3,100,000 shares.

The terms of the 2001 Plan provide for the issuance of incentive stock options, nonqualified stock options, restricted stock awards, and stock appreciation rights. The exercise price, vesting provisions, and term of all awards granted under the 2001 Plan are determined by the Company’s Board of Directors.

All options granted under the 2001 Plan expire 10 years from the date of grant and include ratable vesting terms over three to four years. Options available for grant at December 31, 2006 and 2005 totaled 925,150 and 433,875.

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
Stock Option Activity

The following table summarizes activity in the Company’s 2001 Plan for the years ended December 31, 2006 and 2005.

		Weighted
		Average
		Exercise
	Shares	Price
Options outstanding at December 31, 2004	2,067,259	$1.21

Exercised	(3,100)	1.06
Granted	674,810	1.95
Forfeitures	(277,892)	1.40

Options outstanding at December 31, 2005	2,461,077	$1.38

Exercised	—	—
Granted	320,710	1.76
Forfeitures	(810,236)	1.38

Options outstanding at December 31, 2006	1,971,551	$1.44

At December 31, 2006, the number of options exercisable was 1,971,551 and the weighted-average exercise price of options exercisable was $1.44. At December 31, 2006, the weighted-average remaining contractual life of the options outstanding was 6.2 years and the range of exercise prices of options outstanding was $1.05 to $2.06.
At December 31, 2005, the number of options exercisable was 1,554,660 and the weighted-average exercise price of options exercisable was $1.17. At December 31, 2005, the weighted-average remaining contractual life of the options outstanding was 6.7 years and the range of exercise prices of options outstanding was $1.05 to $2.06.
During the year ended December 31, 2005, the Company modified certain stock options. The modification extended the time of exercise of vested stock options upon this individual’s termination from the Company in October 2005. The Company calculated the value of this modification using the Black Scholes option-pricing model and recorded an expense of $117,699 in the year ended December 31, 2005.
Series A Preferred Stock
During April 2001, the Company sold 2,083,333 shares of Series A preferred stock resulting in net proceeds to the Company of $1,899,526.
The holders of the Series A preferred stock are entitled to, among other substantial rights: (1) voting rights equivalent to the voting rights as if their holdings were converted into common stock; (2) dividends are paid if paid on the common stock on an as-if converted to common stock basis; (3) liquidation and distribution preferences; (4) the option to convert to common stock at any time (initial conversion ratio of one-to-one); (5) automatic conversion upon the effective date of a qualified initial public offering; (6) certain antidilution provisions; (7) certain participation rights; (8) certain covenants requiring Series A preferred stockholder authorization of transactions; and (9) a redemption provision.
The Series A preferred stock is redeemable at any time on or after April 17, 2006, upon election by the holders of a majority of the Series A preferred stock then outstanding, voting as a single class.

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
The redemption price for the Series A preferred stock is equal to the greater of (i) the appraised value at the date of request for redemption or (ii) the original Series A preferred stock issue price ($0.96) plus an amount equal to a 12% compounded annual return from the original issue date. The Company accretes (increases or decreases) the carrying amount of the Series A preferred stock to the estimated redemption amount using the interest method from the original issuance date through the earliest redemption date. Accordingly, the carrying value of Series A preferred stock at December 31, 2006 is equal to its original Series A preferred stock issue price plus the annual return on each share of $3,524,683, which is greater than estimated fair market value.
Series B Preferred Stock
During July 2005 and October 2005, the Company sold 968,833 and 484,416 shares of Series B preferred stock, respectively, resulting in net proceeds to the Company of $2,931,540.
The holders of the Series B preferred stock are entitled to, among other substantial rights: (1) voting rights equivalent to the voting rights as if their holdings were converted into common stock; (2) dividends are paid if paid on the common stock on an as-if converted to common stock basis; (3) liquidation and distribution preferences; (4) the option to convert to common stock at any time; (5) automatic conversion upon the effective date of a qualified initial public offering; (6) certain anti-dilution provisions; (7) certain participation rights; (8) certain covenants requiring Series B preferred stockholder authorization of transactions; and (9) a redemption provision.
The Series B preferred stock is redeemable at any time on or after July 31, 2007, upon election by the holders of a majority of the Series B preferred stock then outstanding, voting as a single class. The redemption price for the Series B preferred stock is equal to the greater of (i) the appraised value at the date of request for redemption or (ii) an amount equal to the product of two times the original Series B preferred stock issue price ($2.06434) plus an amount equal to $0.165 per share annual dividends. The Company accretes (increases or decreases) the carrying amount of the Series B preferred stock to the estimated redemption amount using the interest method from the original issuance date through the earliest redemption date. Accordingly, the carrying value of Series B preferred stock at December 31, 2006 is equal to its estimated fair market value of $6,026,873, which is greater than the original Series B preferred stock issue price plus the annual dividends.
5.	Income Taxes

Income tax benefit consists of:

	2006	2005
Current income tax benefit	$—	$69,447

Total income tax benefit	$—	$69,447

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
Income tax benefit differed from the amount computed by applying the statutory U.S. Federal income tax rate of 34% to income before income taxes as a result of the following:

	2006	2005
Computed expected tax benefit (expense)	$(79,693)	$1,357,351
(Increase) decrease in income tax benefit resulting from Settlement of IRS examination	53,722	—
Georgia net operating loss carryback	(13,880)	67,278
Increase in valuation allowance	252,581	(1,419,375)
Other, net	(212,730)	64,193

Income tax benefit	$—	$69,447

The income tax effect of temporary differences that give rise to significant portions of the Company’s deferred income tax assets and liabilities are presented below:

	2006	2005
Deferred income tax assets
Accruals not currently deductible for tax purposes	$67,117	$101,219
Depreciation	78,013	53,636
Deferred compensation	—	30,549
Deferred rent	896	34,353
Amortization	3,387	3,763
Charitable contributions	11,730	12,391
Net operating loss carryforward	2,649,442	2,742,671
Research and development tax credit carryforward	310,465	395,049

Total deferred income tax assets	3,121,050	3,373,631

Deferred income tax valuation	(3,121,050)	(3,373,631)

Net deferred income tax asset	$(3,121,050)	$(3,373,631)

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. In evaluating the Company’s ability to recover its deferred tax assets, management considered all positive and negative evidence including the Company’s past operating results, the existence of cumulative losses in recent years and the Company’s forecast of future taxable income. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. After considering all available evidence, management believes there is insufficient positive evidence to allow the deferred tax asset to be recorded.
As of December 31, 2006 and 2005, the Company has reflected a tax refund receivable of $33,212 and $67,278, respectively, in prepaid expenses and other current assets. The 2006 tax refund was principally due to the settlement of Internal Revenue Service and Georgia Department of Revenue examinations for the years ended December 31, 2002 and 2001. The 2005 tax receivable relates to the carryback of the 2004 Georgia net operating loss.

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
6.	Commitments and Contingencies

Lease Commitments

The Company has various noncancelable operating lease agreements for office facilities and office equipment that expire over the next three years.

Future minimum lease payments under noncancelable lease agreements for the next five years and in the aggregate as of December 31, 2006 are as follows:

Operating
Leases
Years Ending
2007	$606,188
2008	243,322
2009	9,799
2010	—
2011	—

Total minimum lease payments	$859,309

Rental expense for all operating leases was $848,777 and $992,161, respectively, for the year ended December 31, 2006 and 2005, and is largely included in operating expenses in the accompanying statement of operations.

401(k) Plan

The Company maintains the Alogent Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”) for the benefit of all employees 21 years of age or older who are employed with the Company. Eligible employees can elect to contribute between 1% and 80% of their pretax compensation on an annual basis, up to the maximum allowed by the Internal Revenue Service. The Company contributes amounts equal to 50% of employee contributions up to a maximum of 6% of employee pretax compensation. Also, the Company may, at its discretion, make an additional profit-sharing contribution to the Plan for all employees. The Company’s contributions to the 401(k) Plan charged to expense for the year ended December 31, 2006 and 2005 were $76,187 and $170,983, respectively.

Indemnification Clauses

The Company’s standard software license agreements contain indemnification clauses that are limited in amount. Pursuant to these clauses, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The Company believes the estimated fair value of these indemnification clauses is minimal. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2006 and 2005.

Contractual Commitments

The Company enters into contractual commitments to deliver products and services in the ordinary course of business. The Company believes that all such contractual commitments will be met or renegotiated such that no material adverse financial impact on the Company’s financial position, results of operations, or cash flows would result from the Company’s failure to meet any such commitments.

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
Contingencies

The Company is subject to litigation, claims, and other complaints arising out of the ordinary conduct of business. While the ultimate results and outcomes from these matters could not be determined precisely, management believes that all matters would be adequately covered by insurance or, if not covered, would be without merit or would be of such amounts as would not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. Included in net income in 2006 is other income of $75,000 from a settlement related to a lawsuit the Company previously filed against a third party. The Company had maintained a line of credit of $400,000 and had $0 drawn at December 31, 2006.

7.	Major Customers and International Revenue

The Company generates revenues principally from customers located in the United States, (approximately $12 million in 2006 and $10 million in 2005). For the year ended December 31, 2006, three customers accounted for more than 44% of the Company’s revenues. Combined, these customers accounted for approximately $6.8 million of total revenues for such period. Accounts receivable from these three customers was approximately $0.8 million as of December 31, 2006 which is approximately 18% of total trade accounts receivable. For the year ended December 31, 2005, three customers accounted for more than 47% of the Company’s revenues. Combined, these customers accounted for approximately $7.5 million of total revenues for such period. Accounts receivable from these three customers were approximately $137 thousand as of December 31, 2005 which is approximately 15% of total trade accounts receivable.

8.	Restructuring Costs

The Company recorded restructuring costs of $360,253 for the year ended December 31, 2005. Restructuring charges reported in 2005 relate to the severance costs for a reduction in workforce of approximately 30 employees to realign the Company’s cost structure of $352,753 and the cancellation of a public relations services agreement of $7,500. These costs are included in the General and administrative line item of the Statement of Operations for the year ended December 31, 2005. Although the restructuring was complete by December 31, 2005, certain one-time termination benefit payments were paid in 2006. A reconciliation of the beginning and ending liability balances as of December 31, 2005 and 2006 is as follows:

Restructuring
Liability
Balance at December 31, 2004	$—
Costs incurred	360,253
Payments	(297,501)

Balance at December 31, 2005	62,752
Costs incurred	—
Payments	(62,752)

Balance at December 31, 2006	$—

9.	Subsequent Events

On January 29, 2007, the Company approved a voluntary stock option exchange program for employees. Under the program, Alogent employees were given the opportunity, if they chose, to cancel outstanding stock options previously granted to them in exchange for an equal number of replacement options to be granted on March 1, 2007. Alogent employees were required to remain

Alogent Corporation
Notes to Financial Statements
December 31, 2006 and 2005
employed with Alogent at the date of the replacement grant in order to receive on March 1, 2007, pursuant to replacement options. On March 1, 2007, Alogent issued approximately $1.5 million shares of replacement options. The exercise price of each replacement option was $0.83, which was not less than the fair market value of a share of the Company’s common stock on that day. The replacement options have terms and conditions that are substantially the same as those of the cancelled options.